Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Salarius Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	1,786,862(3)	$0.43(2)	$768,351	0.0000927	$71.23
Equity	Common Stock	Other(4)	1,175,647(5)	$0.48(4)	$564,311	0.0000927	$52.31
Total Offering Amounts					$1,332,662		$123.54
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock to be offered or sold pursuant to the above-named plan that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on February 18, 2022.

(3)	Represents the sum of (i) 1,586,862 additional shares of common stock issuable pursuant to the Salarius Pharmaceuticals, Inc. 2015 Equity Incentive Plan, as amended and restated (the “2015 Plan”) that have become available pursuant to the terms of the 2015 Plan and (ii) 200,000 additional shares of common stock issuable pursuant to the Salarius Pharmaceuticals, Inc. 2015 Employee Stock Purchas Plan (the “ESPP”) that have become available pursuant to the terms of the ESPP.
(4)	Computed in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price at which the options may be exercised for the shares described above in Footnote 4 is $0.48 per share.
(5)	Represents shares issuable upon exercise of certain options awarded under the 2015 Plan on January 20, 2022.